SHARP EXECUTIVE ASSOCIATES, INC.
International Financial Management Consultancy

SharpExec.com

November 30, 2018

Edward Karr, President and CEO
David Rector, COO and Secretary
US Gold Corp
1910 E. Idaho St, Suite 102, Box 604
Elko, NV 89801

Dear Ed & David:

This letter formalizes an understanding of services acceptable to US Gold Corp ("US Gold") and fees associated with the work to be performed by Sharp Executive Associates, Inc. ("Sharp") personnel. This letter also enumerates the responsibilities of the parties.

The scope of services to be provided by Sharp will consist of support, analytical and professional services to the Executive Management of US Gold, which may include:

- Serving as Chief Financial Officer of US Gold,
- Performing typical CFO services required of a publicly-traded company, including preparation and filing of Forms 10-k, 10-Q, 8-K, registration documents and similar filings,
- Supervising staff of US Gold, as available, in financial accounting matters,
- Working with management to identify and secure investors, and assisting with investor relations,
- Assisting with evaluation, due diligence, proforma analysis, and documentation of potential corporate acquisitions,
- Advising on Federal and State tax matters as they relate to US Gold's business strategies,
- Advising on, documentation of, and operation of, effective internal control over financial reporting and safeguarding assets,
- Advising, identifying and ensuring that US Gold complies with the requirements of state, province and federal laws and regulations applicable to its activities.
- Other professional services as requested by you and/or US Gold's Board of Directors.

To accomplish these tasks or any others, Sharp will have made available to it all industry and financial records and related information in the course of the work.

Due to the nature of the work to be completed, it is not possible for us to estimate a fixed fee or a range of fees that may be incurred during the work, with the possible exception of a

714 Whisperwood Ct • Nampa, Idaho 83686• Phone: 208-697-1641
Email: tedsharp@sharpexec.com Website: www.sharpexec.com

base documentation package for internal controls compliance under the Sarbanes-Oxley act of 2002 (which, after scoping, may be provided with a fixed fee).

As an interim consideration, our fees for services are based upon time expended, will be billed at our normal billing rates. For the first year of engagement, a designated portion of the invoiced amount will be payable in shares of USG common stock, representing approximation of a 25% discount of normal billing rates. The discount will be tracked and satisfied at the end of one year by the issuance of US Gold (or surviving corporation's) equity securities to Sharp under tradeable terms equivalent to any other company insider.

Any direct costs incurred by Sharp will be billed separately and will be payable in cash, including travel time at a per hour rate equivalent to 50% of that person's normal billing rate, plus any out-of-pocket travel and other expenses.

The billing rates and portion payable in cash is as follows:

	Normal Billing Rate	Cash Portion *
Clerical	\$35-\$75 per hour	\$26-\$56
Senior Accountant	\$80-\$100 per hour	\$60-\$75
Supervisor/Manager	\$120-\$150 per hour	\$90-\$120
Owner/Member	\$225 per hour	\$169

* Generally represents a an approximate discount of 25% of the normal billing rate for representative work performed by this level of professional

For example, an invoice for 10 hours of fees would look like:

Consulting Services	10hrs x \$225	\$2,250.00
Discount credited to future equity		- 563.00
Amount due in cash		\$1,687.00

Sharp anticipates the work being performed personally by Ted R. Sharp, CPA, Sharp's Owner/Member, for which a resume has been provided prior to this engagement letter. If and when an opportunity presents itself to assign less-complicated or clerical tasks, and those persons are then-available to Sharp, thereby saving US Gold fees, Sharp will make every effort to assign tasks or portions of the project to appropriately qualified persons at lower billing rates.

Both parties agree that Ted R. Sharp will be designated as the Chief Financial Officer of US Gold and will sign all SEC documents, filings and communications as such. In relation to appointment as CFO, Mr. Sharp will be issued stock or options for stock commensurate with the appointment of other executive officers of US Gold. Mr. Sharp and his firm will be included in the Director & Officer coverage under US Gold's insurance plans.

Sharp's invoices will be submitted monthly and are due and payable in U.S. dollars upon receipt of the invoice. Payments under this agreement will occur monthly in the normal course of business arising from the submission of invoices from Sharp. Sharp may suspend performance of services under this engagement if US Gold fails to make payment when due. Sharp shall have no liability to US Gold for suspension of services for failure to receive payment for services and out-of-pocket expenses as provided herein.

If circumstances are encountered that affect our ability to proceed according to the plan outlined, such as major scope changes or the loss of key US Gold personnel, we will inform you promptly and seek your approval for any changes in scope, timing, or fees that may result from such circumstances.

Sharp agrees to keep confidential the financial, statistical, and personnel data of US Gold and any other information that is clearly designated in writing as confidential by US Gold. Sharp will instruct its personnel to keep such information confidential by using the same discretion that they would use with similar data that Sharp designates as confidential. If requested by US Gold, Sharp will return all confidential data of US Gold upon termination of this engagement.

In no event shall Sharp be liable to US Gold, or to any third party, whether a claim be in tort, contract, or otherwise: (a) for any amount in excess of the total professional fees paid to Sharp under this engagement letter, (b) for any work performed by or work product produced by US Gold personnel in connection with this engagement, or (c) for any consequential, indirect, exemplary, punitive, lost profit, or similar damages, even if Sharp has been apprised of the possibility thereof. In addition, Sharp will have no liability to US Gold, or to any third party by reason of any action taken or omitted by us in good faith relating to this engagement.

This engagement letter does not represent an employment agreement; Sharp is an independent contractor in all respects and retains the responsibility to maintain workman's compensation and unemployment insurances and pay all obligations and taxes on its own personnel. During the period of services, US Gold agrees that Sharp will serve as a member of Management and therefore will provide Directors and Officers insurance to protect Sharp against claims arising from its services. Sharp is responsible for its own liability and professional services insurance as is normal for an accounting or consulting firm.

All services by Sharp personnel will be rendered by and under the supervision of qualified staff in accordance with the terms and conditions set forth in this letter. Sharp will rely on the timeliness, accuracy and completeness of information and cannot be held responsible in any way for information provided by US Gold.

In the event Sharp is requested or authorized by US Gold or are required by government regulation, subpoena, or other legal process to produce Sharp's documents or personnel as witnesses with respect to our engagements for US Gold, US Gold will, so long as Sharp is not a party to the proceeding in which the information is sought, reimburse Sharp for its professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

This letter may be terminated at any time upon 30-days' notice by either party. There is no penalty or fee for termination other than payment of time and expenses expended through the date of final termination. The termination may be immediate by either party as a result of illegal acts, breach of contract, or other reasonable cause by the other party.

It is agreed by US Gold and Sharp or any successors in interest that no claim arising out of services rendered pursuant to this agreement by or on behalf of US Gold shall be asserted more than two years after the date of the last engagement completed by Sharp.

This letter constitutes the complete and exclusive statement of agreement between Sharp and US Gold, superseding all proposals, oral or written, and all other communications, with respect to the terms of the engagement between the parties.

If this letter defines the arrangements as US Gold understands them, please sign and date the enclosed copy and return it to us. We appreciate your consideration and your business.

Sincerely,

Sharp Executive Associates, Inc.

Ted R. Sharp

Ted R. Sharp, CPA
Owner/Member of the Firm

Confirmed on behalf of US Gold:

[signature]	COO	20 DEC 2018
Authorized Signature	Title	Date

EFFECTIVE DATE: 1 JAN 2019

714 Whisperwood Ct • Nampa, Idaho 83686• Phone: 208-697-1641
Email: tedsharp@sharpexec.com Website: www.sharpexec.com